     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1996.



                                                       REGISTRATION NO. 333-5849

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              PROTECTION ONE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7382                         93-1063818
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                              6011 BRISTOL PARKWAY
                         CULVER CITY, CALIFORNIA 90230
                                 (310) 338-6930
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JAMES M. MACKENZIE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PROTECTION ONE, INC.
                              6011 BRISTOL PARKWAY
                         CULVER CITY, CALIFORNIA 90230
                                 (310) 338-6930
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             LAURA A. LOFTIN, ESQ.
                        MITCHELL, SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                         LOS ANGELES, CALIFORNIA 90064
                                 (310) 312-2000
                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered solely in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NOTE:



     The Registrant hereby deregisters 32,115 shares of Common Stock of the Registrant previously registered under this Registration Statement.

PROSPECTUS



                                 417,885 SHARES


                              PROTECTION ONE, INC.
                                  COMMON STOCK


     This Prospectus relates to an aggregate of 417,885 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Protection One, Inc., a Delaware corporation ("Protection One" and together with its subsidiaries, the "Company"), that may be offered and sold, from time to time, by certain stockholders of Protection One (the "Selling Stockholders"). See "Selling Stockholders." The Shares were issued to the Selling Stockholders in a private placement made in connection with the acquisition of the stock of Metrol Security Services, Inc. by the Company completed on June 28, 1996. See "The Acquisition."


     The Selling Stockholders may from time to time sell the shares covered by this Prospectus (a) to underwriters who will acquire the shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, (b) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise, or (c) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale. Underwriters participating in any offering may receive underwriting discounts and commissions, and discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The Selling Stockholders will be responsible for all commissions and fees so incurred. To the extent required, the aggregate amount of Shares being offered and the terms of the offering, the names of any such agents, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the selling price of the Shares. The Company will not receive any proceeds from this offering, but will pay all of the expenses of this offering other than commissions and discounts of agents, dealers or underwriters. Such expenses are estimated to be approximately $10,000.

     The Selling Stockholders and any agents, dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any and all commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.


  The Common Stock is traded on the Nasdaq National Market under the symbol "ALRM." On June 28, 1996, the last reported sale price for the Common Stock was $16 3/8 per share.


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does this Prospectus constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or under any circumstance in which such offer or solicitation is unlawful.


                  THE DATE OF THIS PROSPECTUS IS JULY 1, 1996.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Protection One with the Commission are incorporated in this Prospectus by reference:

          A. Protection One's Annual Report on Form 10-K for the year ended September 30, 1995, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on December 29, 1995;

          B. Protection One's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995 and March 31, 1996;

          C. Protection One's Current Report on Form 8-K reporting an event dated May 23, 1996;

          D. The description of the Common Stock contained in Protection One's Registration Statement on Form 8-A dated September 8, 1994; and

          E. Protection One's Proxy Statement dated January 2, 1996 for Protection One's Annual Meeting of Stockholders held on January 26, 1996.

     All documents filed by Protection One pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Protection One will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the information that has been or hereafter is incorporated by reference herein (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies should be directed to: Protection One, Inc., 3900 S.W. Murray Boulevard, Beaverton, Oregon 97005, Attn: Montgomery Cornell, Director of Investor Relations; telephone (503) 520-6019.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Incorporation of Certain Information by Reference.....................................    2
Available Information.................................................................    3
Prospectus Summary....................................................................    4
Risk Factors..........................................................................    5
The Acquisition.......................................................................   11
Use of Proceeds.......................................................................   11
Description of Capital Stock..........................................................   11
Selling Stockholders..................................................................   13
Plan of Distribution..................................................................   13
Legal Matters.........................................................................   14
Experts...............................................................................   15

                             AVAILABLE INFORMATION

     Protection One is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Protection One with the Commission may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning Protection One also may be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by Protection One with the Commission under the Securities Act. As permitted by the Securities Act, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to Protection One and the Common Stock offered hereby.

     This Prospectus contains summaries of the material terms and provisions of certain documents, and in each instance reference is made to the copy of such document included in the Registration Statement as an exhibit thereto for a complete statement of such document's provisions. Each such summary is qualified in its entirety by such reference.


           Protection One(R) is a trademark of Protection One, Inc..

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information set forth elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, as used in this Prospectus, the "Company" means Protection One, Inc., a Delaware corporation, and its wholly owned subsidiaries, including Protection One Alarm Monitoring, Inc. ("Monitoring").

                                  THE COMPANY

     Protection One, Inc. and its subsidiaries provide security alarm monitoring services for residential and small business subscribers. As of March 31, 1996, the Company had approximately 165,000 subscribers, approximately 80% of which were residential subscribers (single family homes and multiple-family dwellings). The Company believes that based on the number of subscribers, the Company is the fourth largest residential security alarm monitoring company in the United States and the largest in the five western states of Arizona, California, Nevada, Oregon and Washington.


     The Company's revenues consist primarily of recurring payments under written contracts for the monitoring and servicing of security alarm systems and the provision of additional enhanced security services. For the six months ended March 31, 1996, monitoring and service revenues represented approximately 89.0% of total revenues. The Company monitors digital signals arising from burglaries, fires and other events through security systems installed at subscribers' premises. Most of these signals are received and processed at the Company's central monitoring station located in Portland, Oregon, which as currently configured has the capacity to support up to 250,000 subscribers. The Company also sells enhanced security services, patrol and alarm response services and security alarm systems and provides local field repair services through nine branch offices. Enhanced security services provided by the Company include two-way voice communication, supervised monitoring services, pager service, wireless backup service and extended service protection.


     The Company's strategy is to enhance its position as the largest residential security alarm monitoring company in the western United States by pursuing a balanced growth plan incorporating the purchase of subscriber accounts from independent security alarm system dealers with whom the Company has exclusive purchase agreements (the "Dealer Program"), acquisitions of portfolios of subscriber accounts, the sale of enhanced devices and new alarm systems and possible strategic joint ventures or other strategic alliances.

     Protection One, Inc. was incorporated in Delaware in September 1991. The executive offices of the Company are located at 6011 Bristol Parkway, Culver City, California 90230, and the Company's telephone number at that address is
(310) 338-6930.


                                THE ACQUISITION



     Pursuant to an Agreement for Purchase and Sale of Stock dated as of May 23, 1996, as amended (the "Purchase Agreement"), by and among Monitoring, Protection One, the Selling Stockholders and Metrol Security Services, Inc. ("Metrol"), on June 28, 1996, Monitoring acquired all of the outstanding shares of capital stock of Metrol (the "Metrol Stock"). As partial payment for the Metrol Stock, Protection One issued an aggregate of 417,885 shares of Common Stock to the Selling Stockholders. The Registration Statement of which this Prospectus is a part has been filed pursuant to the Purchase Agreement and the related registration rights agreement between the Company and the Selling Stockholders.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information set forth and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby:


     Risks Related to High Leverage. The Company is highly leveraged. At March 31, 1996, the Company's consolidated indebtedness was approximately $168.3 million, and the Company had unused borrowing capacity of approximately $28.5 million under the Company's revolving credit facility with three banks (the "Revolving Credit Facility"). Future additions of subscriber accounts through the Dealer Program and acquisitions of subscriber account portfolios will require additional borrowing under the Revolving Credit Facility, thereby further increasing the Company's leverage. See "-- Risks Related to Acquisitions." In addition, the principal amount of Monitoring's 13 5/8% Senior Subordinated Discount Notes due 2005 (the "Discount Notes") will accrete in carrying value until June 30, 1998.


     The indenture pursuant to which the Discount Notes were issued (the "Indenture") does not provide for any current amortization of principal or require the Company to establish any reserves or sinking funds in respect of the payment of principal. As a result, the Company will be required to repay the full principal amount of the Discount Notes ($166.0 million) on June 30, 2005. There can be no assurance that the Company will have the cash necessary to repay the Discount Notes at maturity or will be able to refinance such obligations. In addition, all borrowings then outstanding under the Revolving Credit Facility will be due in full on January 3, 2000. Although the Company has obtained, and believes that in future it will be able to continue to obtain, extensions of the maturity date of the Revolving Credit Facility from time to time, or will be able to refinance the Revolving Credit Facility prior to its maturity date, there can be no assurance that the Company will be able to do so.

     The Company's ability to continue to service its indebtedness will be subject to various business, financial and other factors, many of which are beyond the Company's control. In addition, each of the Indenture and the agreement governing the Revolving Credit Facility includes covenants that restrict the operational and financial flexibility of the Company. Failure to comply with certain covenants would, in some instances, permit the holders of the Discount Notes or the lenders under the Revolving Credit Facility to accelerate the maturity of the Company's obligations thereunder, and in other instances could result in cross-defaults permitting the acceleration of all such debt and debt under other agreements.

     The Company's high degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal of and interest on the Company's existing indebtedness, thereby reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, the Dealer Program, acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired; (iii) the Indenture and the agreements governing the Revolving Credit Facility contain, and are expected to continue to contain, certain restrictive covenants, including certain covenants that require the Company to obtain the consent of the lenders under the Revolving Credit Facility and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber accounts; (iv) the Company's borrowings under the Revolving Credit Facility are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates; (v) the Company will be more vulnerable to a downturn in the Company's business or the economy generally; and
(vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

     Risks Related to Acquisitions. A principal element of the Company's business strategy is to acquire portfolios of alarm monitoring accounts. During the three fiscal years ended September 30, 1995, the Company completed 87 acquisitions of the portfolios of subscriber accounts of other alarm service companies, and those acquisitions were the primary source of the Company's growth during that period. Although the

Dealer Program is anticipated to be an increasingly important component of the Company's growth, an additional 18 portfolios of subscriber accounts were acquired during the first two quarters of the fiscal year ending September 30, 1996 ("fiscal 1996"), and acquisitions of portfolios of subscriber accounts are expected to continue. The Company faces competition for the acquisition of portfolios of subscriber accounts, and may be required to offer higher prices for acquired accounts than the Company has in the past. See "- Competition." In addition, due to the continuing consolidation of the security alarm industry and the acquisition by the Company and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

     Acquisitions of portfolios of subscriber accounts involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, account attrition and the diversion of management's attention from other business activities in order to focus on the assimilation of accounts. For acquisitions that are structured as the purchase of the stock of other alarm companies, the Company may assume unexpected liabilities and must dispose of the unnecessary assets of the acquired companies.


     Because the Company's primary consideration in acquiring a portfolio of subscriber accounts is the amount of cash flow that can be derived from the monthly recurring revenue ("MRR") associated with the purchased accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. The seller typically does not have audited historical financial information with respect to the acquired accounts, and no such information was provided to the Company prior to the closing of the 19 largest acquisitions made by the Company from September 1, 1992 through March 31, 1996. Thus, in making acquisitions the Company has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are true and complete or, if such representations and warranties are inaccurate, that the Company will be able to recover from the seller damages in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present the same risks to the Company as its prior acquisitions.


     An important aspect of the Company's acquisition program is the assimilation of subscriber accounts into the Company's operations after purchase. Depending on the size, frequency and location of acquisitions, the assimilation of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if the Company's corporate or branch operations fail to assimilate a substantial portion of acquired subscriber accounts, the Company may experience higher attrition in the future.


     History of Losses. The Company incurred losses attributable to common stock of $7.5 million for the six months ended March 31, 1996, $18.5 million for the year ended September 30, 1995 ("fiscal 1995"), $9.2 million for fiscal 1994, $4.6 million for fiscal 1993 and $5.0 million for fiscal 1992. ("Losses attributable to common stock" means the Company's net loss, less dividends payable on preferred stock.) These losses reflect, among other factors, the substantial charges incurred by the Company for amortization of purchased subscriber accounts, interest incurred on the Company's indebtedness and extraordinary losses on early extinguishment of debt. Such charges, with the exception of the extraordinary losses, will increase as the Company continues to purchase subscriber accounts, if the Company's indebtedness increases, or if interest rates increase. The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations.


     Risks Related to the Dealer Program. During fiscal 1995, the Company increased its emphasis on the Dealer Program, which became a more significant source of growth than in prior years. The Company has continued this emphasis in fiscal 1996. Several of the Company's competitors also have dealer programs, and there can be no assurance that the Company will be able to retain or expand its current dealer base or that competitive offers to the Company's dealers will not require the Company to pay higher prices to the Company's dealers for subscriber accounts than previously paid. The Company's five highest producing dealers generated approximately 49.6% of the total subscriber accounts purchased by the Company through the Dealer Program in the second quarter of fiscal 1996. The loss of any of such dealers would negatively impact the Company's growth.


     Need for Additional Capital. During fiscal 1995 and the first six months of fiscal 1996, the Company invested a total of approximately $103.5 million in acquisitions of portfolios of subscriber accounts and purchases of subscriber accounts through the Dealer Program. Net cash provided by operating activities totaled approximately $19.0 million during this period. The Company used borrowings under the Revolving Credit Facility and proceeds from offerings of debt and equity securities to fund the remainder of the Company's investing activities during those fiscal years. The Company intends to continue to pursue subscriber account growth through the Dealer Program and acquisitions. As a result, the Company will be required to seek additional funding from additional borrowings under the Revolving Credit Facility and the sale of additional debt or equity securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. See "-- Risks Related to High Leverage." Any inability of the Company to obtain funding through external financings is likely to adversely affect the Company's ability to increase the Company's subscribers, revenues and earnings before interest, taxes and depreciation and amortization ("EBITDA"). There can be no assurance that external funding will be available to the Company on attractive terms or at all.


     Management of Growth. The Company's business strategy is to grow rapidly through the addition of subscriber accounts. This expansion has placed and will continue to place substantial demands on the Company's management and operational resources. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve the Company's operating and financial controls and to expand, train and manage the Company's employee base. Significant changes in quarterly revenues and costs may result from the Company's execution of its business strategy, resulting in fluctuating financial results. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues.

     Attrition of Subscriber Accounts. The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company loses certain accounts, particularly acquired accounts, to the extent the Company does not service those accounts adequately or does not assimilate new accounts into the Company's operations. An increase in such attrition could have a material adverse effect on the Company's revenues and earnings.


     When acquiring accounts, the Company usually withholds a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition, results of operations or cash flows. The Company is not aware of any reliable historical data relating to account attrition rates prepared by companies from whom the Company has acquired accounts, and the Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.


     At March 31, 1996, the cost of subscriber accounts and intangible assets, net of previously accumulated amortization, was $202.2 million, which constituted approximately 89.3% of the book value of the Company's total assets. The Company's purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues. To estimate such life, the Company first determines gross subscriber attrition, defined by the Company for a period as a quotient, the numerator of which is equal to the number of subscribers who disconnect services during such period and the denominator of which is the average of the number of subscribers at each month end during such period. Gross subscriber attrition was 18.2%, 19.6% and 19.3% for fiscal 1993, 1994 and 1995, respectively. The Company offsets gross attrition by adding new accounts from subscribers who move into premises previously occupied by Company subscribers and in which security alarm systems are installed ("reconnects"), conversions of accounts that were previously monitored by other alarm companies to the Company's monitoring services ("conversions") and accounts for which the Company obtains a guarantee from the seller that provides for the Company to "put" back to the seller canceled accounts ("guaranteed accounts"). The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's purchased accounts to reflect assumed future attrition. In fiscal 1993, the Company made such an adjustment to the estimated life of subscriber accounts, reducing such estimated life from 12 years to 10 years. There could be a material adverse effect on the Company's results of operations, financial condition and cash flows if actual account attrition significantly exceeds assumed attrition and the Company has to make further adjustments with respect to the amortization of purchased subscriber accounts.


     Impact of Accounting Differences for Account Purchases and New Installations. A difference between the accounting treatment of the purchase of subscriber accounts (including both purchases of subscriber account portfolios and purchases under ongoing agreements with independent alarm dealers) and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. All direct external costs associated with purchases of subscriber accounts are capitalized and amortized over 10 years on a straight-line basis. Also included in capitalized costs are certain acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into the Company's operations. Such costs include costs incurred by the Company in fulfilling the seller's pre-acquisition obligations to the acquired subscribers, such as providing warranty repair services. In contrast, all of the Company's costs related to the marketing, sales and installation of new alarm monitoring systems generated by the Company's sales force are expensed in the period in which such activities occur. The Company's marketing, sales and installation expenses for new systems generally exceed installation revenues.

     The Company's purchase activity increased significantly during fiscal 1994 and 1995. See "-- Risks Related to Acquisitions." In addition, during that period the Company adopted a strategy of reducing the Company's sales of new systems and related marketing expenditures. As a result of the difference in the methods by which such activities are accounted for, the combined effect of these two factors was to significantly improve operating results during fiscal 1994 and 1995. The Company has not reduced, and does not expect to further reduce, sales of new systems by Company personnel and related marketing expenditures in fiscal 1996. There can be no assurance that the Company will not increase its emphasis on the marketing and sales of new alarm system installations in the future, which could adversely affect results of operations.

     Possible Adverse Effect of "False Alarm" Ordinances. According to certain data concerning the residential security alarm market prepared in 1995 by J.P. Freeman & Co. (the "Freeman Data"), approximately 97% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

     A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

     Possible Adverse Effect of Future Government Regulations; Risks of Litigation. The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

     The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of security alarm systems and the obligation of the Company to provide purchasers of alarm systems with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violation will occur in the future.

     From time to time subscribers have submitted complaints to state and local authorities regarding the Company's sales and billing practices, which in some instances have resulted in discussions with, or actions by, such authorities. In August 1994, as a result of certain complaints by subscribers, three California governmental authorities brought an action against the Company, and concurrently settled such action. In connection with the settlement of such action, the Company agreed to the filing of an injunction requiring the Company to provide notices of certain increases in charges for its services and to comply with certain restrictions in its marketing, billing and collection activities, and paid certain restitution to subscribers in the amount of approximately $31,000 and civil penalties of $30,000. Any violation by the Company of the terms of such injunction could have a material adverse effect on the Company.


     The Company does not believe that any of the investigations or actions described herein has had or will have a material adverse effect on the Company. However, there can be no assurance that other actions that may be taken in the future by these or other authorities as a result of subscriber complaints will not have such a material adverse effect.


     Risks of Liability from Operations. The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

     The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which the Company provides such services, the Company's patrol officers carry firearms, which may increase such risk. Although the Company screens and trains its employees, the provision of alarm response service subjects the Company to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose the Company's patrol officers to greater hazards and further increase the Company's risk of liability.

     The Company carries insurance of various types, including general liability and errors and omissions insurance providing coverage of $15.0 million on both an aggregate and a per claim basis. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.


     Geographic Concentration. The Company's existing subscriber base is geographically concentrated in certain metropolitan areas and surrounding suburbs, including Phoenix and Tucson, Arizona; Bakersfield, Los Angeles, San Diego and San Francisco, California; Las Vegas, Nevada; Portland, Oregon; and Seattle, Washington. Accordingly, the performance of the Company may be adversely affected by regional or local economic conditions.


     The Company may from time to time make acquisitions in regions outside of the Company's current operating area. The acquisition of subscriber accounts in other regions, or in metropolitan areas in which the

Company does not currently have subscribers, requires an investment by the Company in local branches and personnel necessary to service such accounts. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.

     Competition. The security alarm industry is highly competitive and highly fragmented. The Company competes with larger national companies, as well as smaller regional and local companies, in all of the Company's operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. In addition, as a result of a 1991 modification to the court order that led to the division of AT&T Corp. into the regional Bell system, the seven regional Bell operating companies are not prohibited from entering the information services industry, which includes the electronic security services industry. One of such companies, Ameritech Corp., has acquired several security monitoring businesses, including The National Guardian Corporation, which had approximately 275,000 subscribers at the time of the acquisition.

     Certain of the Company's current competitors have, and new competitors may have, greater financial resources than the Company. In addition, other alarm services companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some of these companies may be willing to offer higher prices than the Company is prepared to offer to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

     Dependence Upon Senior Management. The success of the Company's business is largely dependent upon the active participation of the Company's executive officers. The loss of the services of one or more of such officers for any reason may have a material adverse effect on the Company's business.

     Significant Ownership of Shares by Certain Stockholders. As of the date of this Prospectus, three investment funds managed or advised by Patricof & Co. Ventures, Inc. ("Patricof") beneficially own approximately 20.4% of the outstanding shares of Common Stock, and one director of Protection One is an officer of Patricof. As a result, these investors currently have the ability to significantly influence the outcome of matters submitted for approval of the stockholders of Protection One (including the election of directors and any merger, consolidation or sale of all or substantially all of Protection One's assets) and the affairs of the Company generally.

     Effect of Change of Control; Delaware Anti-takeover Law. Monitoring is required to make an offer to purchase all of the Discount Notes at a price equal to 101% of their Accreted Value (as defined in the Indenture) on any repurchase date prior to June 30, 1998, or at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to any repurchase date on or after June 30, 1998, upon the occurrence of any "change of control" as defined in the Indenture. A "change of control" also constitutes an event of default under the Revolving Credit Facility. If such a triggering event were to occur, the Company may not be able to repay all of its obligations that would then become payable. Such provisions, together with certain provisions of Delaware law, could delay or prevent a change in control of the Company, could discourage acquisition proposals and could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a stockholder's cost basis in the Common Stock. In addition, the Board of Directors of Protection One (the "Board of Directors"), without further stockholder approval, may issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

     Possible Volatility of Stock Price. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company.

                                THE ACQUISITION


     Pursuant to an Agreement for Purchase and Sale of Stock dated as of May 23, 1996, as amended, by and among Monitoring, Protection One, the Selling Stockholders and Metrol Security Services, Inc., on June 28, 1996, Monitoring acquired all of the outstanding shares of capital stock of Metrol. As partial payment for the Metrol Stock, Protection One issued an aggregate of 417,885 shares of Common Stock to the Selling Stockholders. The Registration Statement of which this Prospectus is a part has been filed pursuant to the Purchase Agreement and the related registration rights agreement between the Company and the Selling Stockholders.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Protection One consists of 24,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock").

COMMON STOCK


     As of June 28, 1996, there were 12,726,255 shares of Common Stock issued and outstanding.


     Each share of Common Stock entitles the holder of record thereof to cast one vote on all matters submitted for a vote of stockholders. The holders of Common Stock do not possess cumulative voting rights, and members of the Board of Directors are elected by a plurality vote. As a result, the holders of a majority of outstanding shares of Common Stock voting for the election of directors can elect all directors then being elected.

     Each share of Common Stock has an equal and ratable right to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights of the holder(s) of any one or more series of Preferred Stock then outstanding.

     Upon the liquidation, dissolution or winding up of Protection One, the assets of Protection One legally available for distribution to stockholders are distributable equally and ratably among the holders of Common Stock, subject to prior distribution rights of creditors of the Company and to the preferential rights of the holders of any one or more series of Preferred Stock then outstanding.

     The holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further calls or assessments. All of the outstanding shares of Common stock are fully paid and nonassessable.

     The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Oregon, N.A., Seattle, Washington.

PREFERRED STOCK

     Protection One is authorized to issue up to an aggregate of 5,000,000 shares Preferred Stock in such series and with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Protection One. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding, and Protection One has no present intention to issue any additional such shares.

DELAWARE ANTI-TAKEOVER LAW

     Protection One is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Pursuant to Section 203, certain "business combinations" (as defined) between a Delaware corporation and an "interested stockholder" (defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's outstanding voting stock) are prohibited for three years following the date such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203; (ii) the business combination or the transaction in which the interested stockholder became an interested stockholder was approved by the corporation's board of directors before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers of the corporation or held in employee benefit plans that do not provide employees a confidential right to determine whether to tender (or how to vote) stock held by the plan; or (iv) the business combination was approved by the board of directors of the corporation and by the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The provisions of Section 203 requiring a "supermajority" vote to approve certain corporate transactions could enable certain of the Company's stockholders to exercise veto power over such transactions.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the number of shares of Common Stock beneficially owned by the Selling Stockholders as of June 28, 1996, the number of shares to be offered by the Selling Stockholders pursuant to this Prospectus and the number and percentage of outstanding shares of Common Stock to be owned by each Selling Stockholder if all of the shares offered hereby are sold as described herein:



                                                                                                  PERCENTAGE
                                  NUMBER OF SHARES        NUMBER             NUMBER OF          OF OUTSTANDING
                                    OWNED PRIOR          OF SHARES         SHARES OWNED          SHARES OWNED
      SELLING STOCKHOLDER           TO OFFERING        BEING OFFERED      AFTER OFFERING        AFTER OFFERING
- --------------------------------  ----------------     -------------     -----------------     -----------------
The Buckey Family Trust.........       219,391            219,391                   0                     *
Sandler Mezzanine
  Partners, L.P.................       107,745            107,745                   0                     *
Sandler Mezzanine
  T-E Partners, L.P.............        48,305             48,305                   0                     *
Sandler Mezzanine
  Foreign Partners, L.P.........        23,195             23,195                   0                     *
Steven Wheeler..................         1,907              1,907                   0                     *
Galbri Holding, Inc.............         1,907              1,907                   0                     *
Collins Family Partnership......         3,814              3,814                   0                     *
Martin C. Madden................           953                953                   0                     *
Arnold Zousmer..................         1,907              1,907                   0                     *
Jack Kadis......................           953                953                   0                     *
BHI Associates IX, L.P..........         7,808              7,808                   0                     *


- ---------------

 * Less than one percent.

     The preceding table has been prepared based upon information furnished to the Company by or on behalf of the Selling Stockholders. Other than as a stockholder of Metrol prior to the Acquisition, none of the Selling Stockholders listed above had any material relationship with the Company within the three-year period ending on the date of this Prospectus. To the extent required by applicable law, the Company may amend or supplement this Prospectus from time to time to disclose the names, relationships to the Company and holdings of Common Stock of additional Selling Stockholders or to update the disclosure set forth herein.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may from time to time sell the shares covered by this Prospectus in one or more of the following transactions: (a) to underwriters who will acquire the shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, with any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers subject to change from time to time, (b) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise (including without limitation sales in transactions that comply with the volume and manner of sale provisions contained in paragraphs (e) and (f) of Rule 144 under the Securities Act ("Rule 144")) or
(c) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale.

     In connection with distributions of the shares of Common Stock covered hereby or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution, subject to any applicable transfer restrictions in agreements between the Selling Stockholders and the Company, may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may, subject to any applicable transfer restrictions in agreements between the Selling Stockholder and the Company, effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Underwriters participating in any offering may receive underwriting discounts and commissions and discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

     In effecting sales of the Shares, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from Selling Stockholders in amounts to be negotiated, including immediately prior to the sale. The Selling Stockholders and all brokers, dealers or agents, if any, who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits on the sale of such shares by such stockholders, and all discounts, commissions or concessions received by such dealers or agents, if any (whether received from the Selling Stockholders and/or from the purchasers of the Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of the above-described underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course of business.

     Upon Protection One being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law, a supplement to this Prospectus will be distributed that will set forth the name of each such Selling Stockholder, and of the participating underwriters, broker-dealer(s) or agents, the aggregate amount of Shares being offered and the terms of the offer, including all discounts, commissions and other items constituting compensation from the Selling Stockholders, if any, and all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any.

     The Selling Stockholders and other persons participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of the purchase and sale of shares of Common Stock by the Selling Stockholders.

     Protection One will pay all of the expenses incident to this offering, other than commissions and fees of third parties employed by a Selling Stockholder, including attorneys' fees. The Company has agreed to indemnify the Selling Stockholders and any and all broker-dealers they may utilize against certain civil liabilities, including liabilities under the Securities Act, that may arise in connection with their distribution of Shares.

                                 LEGAL MATTERS

     The validity of the Shares has been passed upon for Protection One by Mitchell, Silberberg & Knupp LLP, Los Angeles, California, counsel for Protection One.

                                    EXPERTS


     The consolidated balance sheets as of September 30, 1995, and 1994, and the consolidated statements of operations, cash flows and changes in stockholder's equity (deficit) and financial statement schedule for each of the three years in the period ended September 30, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                    NATURE OF EXPENSE
                    -----------------
        SEC Registration Fee........................................  $2,225.17
        Legal (including blue sky) fees and expenses................   3,000.00
        Accounting fees and expenses................................   2,000.00
        Miscellaneous...............................................   2,500.00
                                                                      ---------
                  Total.............................................  $9,725.17
                                                                      =========

ITEM 15. INDEMNIFICATION OF DIRECTORS OF AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant's Certificate of Incorporation also provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

     The By-laws of the Registrant contain provisions to the effect that each director, officer and employee of the Registrant shall be indemnified by the Registrant against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the company or of any other organization at the request of the company. The provisions include indemnification with respect to matters covered by a settlement. Under Delaware law, any such indemnification shall be made only if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. In addition, it must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
- ------     ----------------------------------------------------------------------------------
  2.1      Agreement for Purchase and Sale of Assets dated as of May 23, 1996, among Metrol
           Security Services, Inc. and, inter alia, Protection One Alarm Monitoring, Inc. and
           Protection One, Inc.
  2.2      Amendment No. 1 to Agreement dated as of June 28, 1996, among Metrol Security
           Services, Inc. and, inter alia, Protection One Alarm Monitoring, Inc. and
           Protection One, Inc.
  4.1      Fifth Amended and Restated Certificate of Incorporation of Protection One, Inc.(1)
  4.2      Bylaws of Protection One, Inc.(2)
  5.1      Opinion of Mitchell, Silberberg & Knupp LLP
 23.1      Consent of Coopers & Lybrand L.L.P.
 23.2      Consent of Mitchell, Silberberg & Knupp LLP (included in Exhibit 5.1)
 24.1      Power of attorney for James M. Mackenzie, Jr., Robert Chefitz and Ben Enis
           (included on signature page)+
 24.2      Power of Attorney for James Q. Wilson


- ---------------


 + Previously filed.


(1) Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended September 30, 1994, filed by Protection One, Inc.

(2) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Protection One, Inc. for the quarter ended March 31, 1996.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies hat is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Beaverton, State of Oregon, on June 28, 1996.


                                          PROTECTION ONE, INC.


                                          By: /s/  JOHN W. HESSE
                                          --------------------------------------
                                          John W. Hesse
                                          Executive Vice President
                                          and Chief Financial Officer


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------   -------------------------------   ---------------
                      *                           President, Chief Executive        June 28, 1996
- ---------------------------------------------        Officer and Director
           James M. Mackenzie, Jr.


          /s/  *JOHN W. HESSE                      Executive Vice President,        June 28, 1996
- ---------------------------------------------       Chief Financial Officer
                John W. Hesse                    (principal financial officer)
                                                        and Secretary


                      *                                    Director                 June 28, 1996
- ---------------------------------------------
              Robert M. Chefitz


                      *                                    Director                 June 28, 1996
- ---------------------------------------------
                  Ben Enis


          /s/  JAMES Q. WILSON                             Director                 June 28, 1996
- ---------------------------------------------
               James Q. Wilson


*By:         /s/  JOHN W. HESSE
- ---------------------------------------------
                  John W. Hesse
                Attorney-in-Fact